Exhibit 3.2

Certificate of Designation (PURSUANT TO NRS 78.1955)
Important: Read attached instructions before completing form.
ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)
1.	Name of corporation:

LAS VEGAS GAMING, INC.

2.	By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

The following is a statement of the powers, designations, preferences, limitations, restrictions and relative rights of a series of preferred stock of Las Vegas Gaming, Inc., a Nevada corporation (the “Corporation”), as authorized and ratified on July 11, 2006, by the board of directors of the Corporation (the “Board”), for the purposes of confirming a series of the Corporation’s authorized preferred stock, $.001 par value per share (“Preferred Stock”), designated as Series A Convertible Preferred Stock, and identifying the relative rights and preferences thereof:

See attached for full text of powers, designations, preferences, limitations, restrictions and relative rights.

3.	Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

4.	Officer Signature:	/s/ Russell R. Roth
Filing Fee: $175.00
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM 78.1955 Designation 2003
Revised on: II/03/03

CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
LAS VEGAS GAMING, INC.
(Pursuant to NRS 78.1955)
(Continued)
     The following is a statement of the powers, designations, preferences, limitations, restrictions and relative rights of a series of preferred stock of Las Vegas Gaming, Inc., a Nevada corporation (the “Corporation”), as authorized and ratified on July 11, 2006, by the board of directors of the Corporation (the “Board”), for the purposes of confirming a series of the Corporation’s authorized preferred stock, $.001 par value per share (“Preferred Stock”), designated as Series A Convertible Preferred Stock, and identifying the relative rights and preferences thereof:
1.	Designation and Number. A series of Preferred Stock is hereby designated as Series A Convertible Preferred Stock (“Series A Convertible Preferred Stock”). The number of authorized shares of Series A Convertible Preferred Stock is two million (2,000,000).

2.	Maturity. The Series A Convertible Preferred Stock has no stated maturity and will not be subject to any sinking fund.

3.	Rank. The Series A Convertible Preferred Stock will, with respect to rights upon liquidation, dissolution or winding up of the Corporation, rank: (1) senior to all classes or series of Corporation’s common stock and to any equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank junior to the Series A Convertible Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation (the Corporation’s common stock and all other junior ranking classes or series of capital stock being referred to herein collectively as “Junior Stock”); (2) at parity with the Corporation’s Series C Convertible Preferred Stock, except with respect to the Jackpot Security Account (as defined below) and all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank at parity with the Series A Convertible Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation; and (3) junior to all existing and future indebtedness of the Corporation and to the Corporation’s Series B Convertible Preferred Stock to be designated, except with respect to the Jackpot Security Account (as defined below).

4.	Dividend Rights. The Series A Convertible Preferred Stock carries no dividend rights. Notwithstanding the foregoing, unless and until holders of each share of Series A Convertible Preferred Stock then outstanding have been paid a total of $4.00 per share in distributions, including dividends, liquidation distributions and any other distributions (“Distributions”), no other holder of any common stock or preferred stock of the Corporation shall be paid any Distribution funded from the Jackpot Security Account. “Jackpot Security Account” means the account established by the Corporation in which $4,000,000.00 is reserved solely to satisfy the Corporation’s jackpot security requirements related to keno games operated by the Corporation in Nevada.

5.	Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series A Convertible Preferred Stock are entitled to be paid $5.00 per share of Series A Convertible Preferred Stock (the “Liquidation Preference”) out of the assets of the Corporation legally available for distribution to its stockholders before any distribution of assets is made to holders of Junior Stock.
5.1.	Consolidation or Merger of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease, exchange offer, tender offer or any other transfer, or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

5.2.	No Further Rights. After payment of the full amount of the Liquidation Preference, the holders of Series A Convertible Preferred Stock will have no right or claim to any of the remaining assets of the Corporation by virtue of their ownership in the Series A Convertible Preferred Stock.
6.	Redemption. If the Series A Convertible Preferred Stock are not converted after four years from their date of issue, the Corporation has the right to call the Series A Convertible Preferred Stock and convert them into Common Stock Series A on a one to one basis or purchase all of the Series A Convertible Preferred Stock at a price of $5.00 per share (the “Redemption Price”).
6.1.	Mechanics of Redemption. Not more than 60 nor less than 30 days prior to the redemption date, notice by first class mail, postage prepaid, shall be given to the holders of record of the Series A Convertible Preferred Stock to be redeemed, addressed to such stockholders at their last addresses as shown on the stock books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price or the number of shares of Series A Convertible Preferred Stock to be converted, the place or places of tender and that the Redemption Price or the certificate or certificates evidencing the converted shares of Common Stock Series A will be tendered upon presentation and surrender of certificates representing the shares of the Series A Convertible Preferred Stock. Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not a holder of the Series A Convertible Preferred Stock receives such notice; and failure to give such notice, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of the Series A Convertible Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive the Redemption Price or a certificate or certificates evidencing the converted shares of Common Stock Series A the holder is entitled to. In the case of redemption by conversion into shares of Common Stock Series A, such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock Series A issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock Series A on such date.
7.	Voting Rights. Holders of Series A Convertible Preferred Stock are not entitled to voting rights by virtue of their ownership in the Series A Convertible Preferred Stock.

8.	Conversion. At the election of the holders of the Series A Convertible Preferred Stock, each share of Series A Convertible Preferred Stock is convertible into Common Stock Series A at a rate of one share of Common Stock Series A for one share of Series A Convertible Preferred Stock (the “Conversion Rate”) at any time after: (1) the first anniversary of the issue date, and (2) the Trading Price of the Common Stock Series A has remained at $5.00 per share or greater for a period of 60 consecutive trading days (the “Trading Period”). The “Trading Price” is the average of the bid and ask prices of the Common Stock Series A on the exchange upon which the Common Stock Series A has been traded at the time of measurement for the Trading Period. Upon conversion of the Series A Convertible Preferred Stock into Common Stock Series A, $4.00 per share converted shall be released from the Jackpot Security Account to the Corporation for its general use.
8.1.	Mechanics of Conversion. Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock Series A, such holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that it elects to convert the same and shall state therein the number of shares to be converted and the name or names in which it wishes the certificate or certificates for shares of Common Stock Series A to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock Series A to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock Series A issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock Series A on such date.
9.	Selling Restrictions. In addition to any limitations provided by law, each holder of Series A Convertible Preferred Stock is entitled to sell no more than 25% of the number of shares of Series A Convertible Preferred Stock held by such holder in a single calendar quarter.

10.	Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or four business days after the mailing of such notice, if sent by registered mail, with postage pre-paid, addressed: (1) if to the Corporation, to the attention of its corporate secretary or to an agent of the Corporation designated as permitted by the Corporation’s Articles of Incorporation, as amended; (2) if to any holder of the Series A Convertible Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Corporation’s transfer agent); or (3) to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.